Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

DALLAS, Texas, December 20, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.055225 per unit, payable on January 15, 2013, to unit holders of record on December 31, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month due to decreased production of both oil and gas and a decrease in prices for oil, offset by an increase in gas prices. An additional prior period adjustment of approximately $11,000 increased the distribution this month.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 29,584 bbls and 31,178 Mcf. The average price for oil was $84.21 per bbl and for gas was $5.54 per Mcf. This would primarily reflect production for the month of October for oil and the month of September for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Approximately four workover wells were completed in the month of October. In addition, one horizontal well was completed in October. Capital expenditures were approximately $2,972,426. The numbers provided reflect what was net to the Trust.

Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

	Underlying Properties Volumes		Net to Trust Sales Volumes		Average Price
	Oil	Gas	Oil	Gas	Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)	(per Mcf)	(per bbl)	(per Mcf)
Current Month	90,481	258,629	29,584	31,178	$84.21	$5.54	**
Prior Month	85,043	290,718	33,455	72,139	$89.99	$4.76	**

**	This pricing includes sales of gas liquid products.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085